Exhibit 99.1

30775 Bainbridge Road, Suite 280
Solon, OH 44139 U.S.A.
Tel: (440) 248-4200
Fax: (440) 249-4240

Press Release	FOR IMMEDIATE RELEASE

BPI Energy Announces Operations Update
CLEVELAND—December 5, 2007—BPI Energy (BPI), the operating subsidiary of BPI Energy Holdings, Inc. (Amex: BPG), an independent energy company engaged in the exploration, production and commercial sale of coalbed methane (CBM) in the Illinois Basin, today announced operating data for the quarterly period ended October 31, 2007, and provided an update on its CBM activities.
Net gas sales volume increased more than 10 percent from last year’s fiscal first quarter and 19 percent versus the most recent three-month period. BPI received an average price of $5.60 per thousand cubic feet (Mcf) for gas sales of 56.8 million cubic feet (MMcf) during the opening three months of the new fiscal year, versus an average of $5.71 per Mcf on sales of 51.5 MMcf during the same prior-year period.
Fiscal first-quarter 2008 revenues from gas sales increased to $318,186 from the $294,002 generated in the comparable period a year ago. This increase reflects higher sales volume partially offset by lower sales prices. Revenues during the period exclude $40,940 of proceeds received from the company’s derivative hedging program, which if included would have resulted in a revenue increase of 22 percent versus last year. Additional financial information will be provided by the company in its Form 10-Q, which it expects to file with the Securities and Exchange Commission near the middle of December.
Operating Update
During the fiscal first quarter, BPI has drilled 15 new wells at its Southern Illinois Basin Project and has completed and tied in 30 new wells including wells drilled in the previous fiscal year.

The project currently has a total of 121 CBM wells producing approximately 900 Mcf per day. Six wells that have been drilled and are currently awaiting completion should be completed and tied in by the end of December.
Consolidated operating data for the fiscal 2008 first quarter ended October 31, 2007, follow:
Selected Financial and Operating Data

	Three Months Ended
	10/31/2007	10/31/2006

Net Gas Sales (MMcf)	56.8	51.5

Average Selling Price ($/Mcf), net	$5.60	$5.71

	At 10/31/2007	At 10/31/2006

Cumulative Wells Drilled	200	128

Wells Producing and Selling Gas	121	86

Proved Reserves (MMcf)	16,274	14,718

Acreage in Production	< 2%	< 2%

Total Acreage	529,000	500,000

BPI President and CEO James G. Azlein commented, “We continue to pursue a disciplined approach and are making consistent progress. In addition to the active drilling and completing a significant number of wells during the most recent quarter, we successfully negotiated rights to an additional 17,000 acres of promising acreage, expanding our total leasehold position in the Illinois Basin to 529,000 acres.”
He continued, “Two additional test wells have just been completed and two more test wells are scheduled to be drilled within the next 60 days. These wells will provide us with more data and further our understanding of the local geology at their respective sites and deepen our knowledge of intra-basin variances.
“As previously announced, at fiscal 2007 year-end, BPI entered into a $75 million advancing term credit agreement with Gas Rock Capital to fund development of its CBM acreage portfolio. We are pleased to report that Gas Rock has formally increased the initial commitment to $10.7 million and extended the initial term of the credit agreement to January 30,

2009. Gas Rock will monitor operations, production and reserve growth for additional advances that BPI may request for development drilling,” Azlein concluded.
To be added to BPI Energy’s e-mail distribution list, please click on the link below:
http://www.clearperspectivegroup.com/clearsite/bpi/emailoptin.html
About BPI Energy
BPI Energy (BPI) is an independent energy company engaged in the exploration, production and commercial sale of coalbed methane (CBM) in the Illinois Basin, which covers approximately 60,000 square miles in Illinois, southwestern Indiana and northwestern Kentucky. The company currently controls a large CBM acreage position in the Illinois Basin at approximately 529,000 acres.
News releases and other information on the company are available on the Internet at: http://www.bpi-energy.com
Some of the statements contained in this press release may be deemed to be forward-looking in nature, outlining future expectations or anticipated operating results or financial conditions. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results or conditions to differ materially from the information expressed or implied by these forward-looking statements. Some of the factors that could cause actual results or conditions to differ materially from our expectations, include, but are not limited to: (a) our inability to generate sufficient income or obtain sufficient financing or draws under our advancing term credit agreement to fund our operations or future drilling plans, (b) our inability to retain our acreage rights at our projects, at the expiration of our lease agreements, due to insufficient CBM production, or for other reasons; (c) our failure to accurately forecast CBM production, (d) displacement of our CBM operations by coal-mining operations, which have superior rights in most of our acreage, (e) our failure to accurately forecast the number of wells that we can drill, (f) a decline in the prices that we receive for our CBM production, (g) our failure to accurately forecast operating and capital expenditures and capital needs due to rising costs or different drilling or production conditions in the field, (h) our inability to attract or retain qualified personnel with the requisite CBM or other experience, and (i) unexpected economic and market conditions, in the general economy or the market for natural gas. We caution readers not to place undue reliance on these forward-looking statements.
CONTACTS:
Matthew J. Dennis, CFA
Sr. Managing Director
Clear Perspective Group, LLC
(440) 363-7093
ir@bpi-energy.com
James V. Constas
Director
EnerCom, Inc.
(303) 296-8834
jconstas@enercominc.com
###